Exhibit 99.1

CERTAIN LITIGATION MATTERS AND RECENT DEVELOPMENTS

As described in Note 13. Contingencies to Altria Group, Inc.’s condensed consolidated financial statements, there are legal proceedings covering a wide range of matters pending or threatened in various United States and foreign jurisdictions against Altria Group, Inc., its subsidiaries, including Philip Morris USA Inc. (“PM USA”), and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors. Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud or RICO violations, and (v) other tobacco-related litigation.

The following lists certain of the pending claims against Altria Group, Inc., PM USA and/or UST Inc. (“UST”) included in these categories. Certain developments in these cases since February 27, 2009 are also described.

SMOKING AND HEALTH LITIGATION

The following lists the consolidated individual smoking and health cases as well as smoking and health class actions pending against PM USA and, in some cases, Altria Group, Inc. and/or its other subsidiaries and affiliates, as of May 1, 2009, and describes certain developments in these cases since February 27, 2009.

Consolidated Individual Smoking and Health Cases

In re: Tobacco Litigation (Individual Personal Injury cases), Circuit Court, Ohio County, West Virginia, consolidated January 11, 2000. In West Virginia, all smoking and health cases in state court alleging personal injury have been transferred to the State’s Mass Litigation Panel. The transferred cases include individual cases and putative class actions. All individual cases filed in or transferred to the court by September 13, 2000 were consolidated for pretrial proceedings and trial. John Middleton Co. and U.S. Smokeless Tobacco Company were named as defendants in this action but they, along with other non-cigarette manufacturers, have been severed from this case. Currently pending are 728 civil actions (of which 414 are actions against PM USA). In December 2005, the West Virginia Supreme Court of Appeals ruled that the United States Constitution does not preclude a trial in two phases in this case. Issues related to defendants’ conduct, plaintiffs’ entitlement to punitive damages and a punitive damages multiplier, if any, would be determined in the first phase. The second phase would consist of individual trials to determine liability, if any, and compensatory damages. In May 2007, the trial court denied defendants’ motion to vacate the trial court’s trial plan based on the United States Supreme Court’s decision in Williams v. Philip Morris. In November 2007, the West Virginia Supreme Court of Appeals denied defendants’ renewed motion for review of the trial plan. In December 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court, which was denied in February 2008. The first phase of the trial is scheduled for February 1, 2010.

Flight Attendant Litigation

The settlement agreement entered into in 1997 in the case of Broin, et al. v. Philip Morris Companies Inc., et al., which was brought by flight attendants seeking damages for personal injuries allegedly caused by environmental tobacco smoke, allows members of the Broin class to file individual lawsuits seeking compensatory damages, but prohibits them from seeking punitive damages. In October 2000, the trial court ruled that the flight attendants will not be required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages, if any, other than establishing that the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of compensatory damages to

Exhibit 99.1

be awarded. Defendants’ initial appeal of this ruling was dismissed as premature. Defendants appealed the October 2000 rulings in connection with their appeal of the adverse jury verdict in the French case. In December 2004, the Florida Third District Court of Appeal affirmed the judgment awarding plaintiff in the French case (Lorillard Tobacco Co. v. French) $500,000, and directed the trial court to hold defendants jointly and severally liable. Defendants’ motion for rehearing was denied in April 2005. In December 2005, after exhausting all appeals, PM USA paid $328,759 (including interest of $78,259) as its share of the judgment amount and interest in French and, although plaintiffs may still contest the amount, in August 2007, PM USA paid $229,293.11 (including interest of $7,380.48) representing its share of attorneys’ fees. PM USA, in March 2008, paid additional attorneys’ fees of $4,700. PM USA has a remaining reserve for French of approximately $437,000. In November 2007, a jury found in favor of the defendants in a case brought by a flight attendant. As of May 1, 2009, 2,620 cases were pending in the Circuit Court of Dade County, Florida against PM USA and three other cigarette manufacturers.

Domestic Class Actions

Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Circuit Court, Eleventh Judicial Circuit, Dade County, Florida, filed May 5, 1994. See Note 13. Contingencies, for a discussion of this case and the Engle-progeny litigation.

Scott, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed May 24, 1996. See Note 13. Contingencies, for a discussion of this case.

Young, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed November 12, 1997.

Parsons, et al. v. A C & S, Inc., et al., Circuit Court, Kanawha County, West Virginia, filed February 27, 1998.

Cypret, et al. v. The American Tobacco Company, et al., Circuit Court, Jackson County, Missouri, filed December 22, 1998.

Simms, et al. v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed May 23, 2001. In May 2004, plaintiffs filed a motion for reconsideration of the court’s 2003 ruling that denied their motion for class certification. In September 2004, plaintiffs renewed their motion for reconsideration. This motion was denied by the court in December 2006.

Caronia, et al. v. Philip Morris USA, Inc., United States District Court, Eastern District of New York, filed January 13, 2006. See Note 13. Contingencies, for a discussion of this case.

Donovan, et al. v. Philip Morris, United States District Court, District of Massachusetts, filed March 2, 2007. See Note 13. Contingencies, for a discussion of this case.

Peoples, et al. v. Reynolds America, Inc. et al., United States District Court, Northern District, Georgia, filed November 17, 2008. See Note 13. Contingencies, for a discussion of this case.

HEALTH CARE COST RECOVERY LITIGATION

The following lists the health care cost recovery actions pending against PM USA and, in some cases, Altria Group, Inc. and/or its other subsidiaries and affiliates as of May 1, 2009 and describes certain developments in these cases since February 27, 2009.

As discussed in Note 13. Contingencies, in 1998, PM USA and certain other United States tobacco product manufacturers entered into a Master Settlement Agreement (the “MSA”) settling the health care cost recovery claims of 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas. Settlement agreements settling similar claims had previously been entered into with the states of Mississippi, Florida, Texas and Minnesota. PM USA believes that some or all of the claims in certain of the health care cost recovery actions listed below are released in whole or in part by the MSA, or that recovery in any such actions should be subject to the offset provisions of the MSA.

Exhibit 99.1

City of St. Louis Case

City of St. Louis, et al. v. American Tobacco, et al., Circuit Court, City of St. Louis, Missouri, filed November 23, 1998. In November 2001, the court granted in part and denied in part defendants’ motion to dismiss and dismissed three of plaintiffs’ eleven claims. In June 2005, the court granted in part defendants’ motion for summary judgment limiting plaintiffs’ claims for past compensatory damages to those that accrued after November 16, 1993, five years prior to the filing of the suit. The trial is scheduled to begin in June 2010.

Department of Justice Case

The United States of America v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed September 22, 1999. See Note 13. Contingencies, for a discussion of this case.

International Cases

Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998. Defendants’ motion to dismiss the case was denied by the district court. In June 2004, defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.

Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001. In June 2003, the trial court granted defendants’ motion to dismiss the case, and plaintiff appealed. In May 2004, the appellate court reversed the trial court’s decision. Defendants appealed. In September 2005, the Supreme Court of Canada ruled that the legislation permitting the lawsuit is constitutional, and, as a result, the case will proceed before the trial court. On September 15, 2006, the British Columbia Court of Appeal rejected PM USA’s motion seeking dismissal from the case on jurisdictional grounds. In April 2007, the Supreme Court of Canada denied PM USA’s motion seeking leave to appeal. At the request of the parties, the trial date tentatively scheduled for September 2010 has been cancelled. No new trial date has been set.

Her Majesty the Queen in Right of the Province of New Brunswick v. Rothmans, Inc. et al., Court of the Queen’s Bench, New Brunswick, Fredericton, Canada, filed March 13, 2008. The complaint alleges deceit and misrepresentation, failure to warn, marketing to minors, negligent design and manufacture, conspiracy and concerted actions and seeks reimbursement for past, present and future healthcare costs of individuals with tobacco-related injuries.

See Note 13. Contingencies, for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI, which provides for indemnities for certain liabilities concerning tobacco products.

Medicare Secondary Payer Act Case

National Committee to Preserve Social Security and Medicare, et al. v. Philip Morris USA, et al., United States District Court, Eastern District, New York filed May 20, 2008. This action was brought under the Medicare as Secondary Payer statute and purports to be brought on behalf of Medicare to recover an unspecified amount of damages equal to double the amount paid by Medicare for smoking-related health care services provided from May 21, 2002 to the present. In July 2008, defendants filed a motion to dismiss plaintiffs’ claims and plaintiffs filed a motion for partial summary judgment. On March 5, 2009, the court granted defendant’s motion to dismiss. Plaintiffs filed a motion seeking reconsideration of the March 5 order. On April 24, 2009, the court denied plaintiffs’ motion for reconsideration.

“LIGHTS/ULTRA LIGHTS” CASES

The following lists the “Lights/Ultra Lights” cases pending against Altria Group, Inc. and/or its various subsidiaries and others as of May 1, 2009, and describes certain developments since February 27, 2009.

Cleary, et al. v. Philip Morris Incorporated, et al., United States District Court, Northern District, Illinois, filed June 3, 1998. In April 2006, defendants’ motion to dismiss a nuisance claim was granted. In July 2006, plaintiffs filed a motion for class certification. In March 2009, plaintiffs amended their complaint to assert claims on behalf

Exhibit 99.1

of an additional sub-class of smokers of “Lights” cigarettes. On March 13, 2009, the case was removed to federal court. In April 2009, plaintiffs filed a motion to remand the case to state court.

Aspinall, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Superior Court, Suffolk County, Massachusetts, filed November 24, 1998. In October 2001, the court granted plaintiffs’ motion for class certification, and defendants appealed. In May 2003, the single Justice sitting on behalf of the Massachusetts Court of Appeals decertified the class. In August 2004, Massachusetts’ highest court affirmed the trial court’s ruling and reinstated the class certification order. In August 2006, the trial court denied PM USA’s motion for summary judgment and granted plaintiffs’ motion for summary judgment on the defenses of federal preemption and a state law exemption to Massachusetts’ consumer protection statute. On motion of the parties, the trial court reported its decision to deny summary judgment to the appeals court for review, and stayed further proceedings pending completion of the appellate review. Motions for direct appellate review by the Massachusetts Supreme Judicial Court were granted in April 2007. In December 2008, subsequent to the United States Supreme Court’s decision in Good, et al. v. Altria Group, Inc., et al. (“Good”), the Massachusetts Supreme Judicial Court issued an order requesting that the parties advise the court within 30 days whether the Good decision is dispositive of federal preemption issues pending on appeal. In January 2009, PM USA notified the Massachusetts Supreme Judicial Court that Good is dispositive of the federal preemption issues on appeal, but requested further briefing on the state law statutory exemption issue. In February 2009, with the permission of the Supreme Judicial Court, the parties submitted briefs on the impact of Good on the state exemption issue. On March 16, 2009, the Massachusetts Supreme Judicial Court affirmed the order that denied summary judgment to PM USA and granted plaintiffs’ cross-motion.

Marrone v. Philip Morris Companies, Inc., et al., Court of Common Pleas, Medina County, Ohio, filed November 8, 1999.

Price, et al v. Philip Morris Inc., Circuit Court, Third Judicial Circuit, Madison County, Illinois, filed February 10, 2000.

Craft, et al. v. Philip Morris Companies Inc., et al., Circuit Court, City of St. Louis, Missouri, filed February 15, 2000. In December 2003, the trial court granted plaintiffs’ motion for class certification. In September 2004, the court granted in part and denied in part PM USA’s motion for reconsideration. In August 2005, the Missouri Court of Appeals affirmed the trial court’s class certification order. The court has set a trial date of January 11, 2011, which could be advanced to June 2010.

Hines, et al. v. Philip Morris Companies Inc., et al., Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida, filed February 23, 2001. In February 2002, the court granted plaintiffs’ motion for class certification, and defendants appealed. In December 2003, a Florida District Court of Appeal decertified the class. In March 2004, plaintiffs filed a motion for rehearing, en banc review or certification to the Florida Supreme Court. In December 2004, the Florida Supreme Court stayed further proceedings pending the resolution of the Engle case discussed in Note 13. Contingencies. In January 2008, the Florida Supreme Court rejected plaintiffs’ petition for further review.

Phillips v. Philip Morris Companies, Inc., et. al., Court of Common Pleas, Medina County, Ohio, filed May 4, 2001.

Moore, et al. v. Philip Morris Incorporated, et al., Circuit Court, Marshall County, West Virginia, filed September 17, 2001.

Curtis, et al. v. Philip Morris Companies Inc., et al., Fourth Judicial District Court, Minnesota, filed November 28, 2001. In April 2005, the Minnesota Supreme Court denied defendants’ petition for interlocutory review of the trial court’s class certification order. Plaintiffs filed a motion for partial summary judgment in February 2009 claiming collateral estoppel from the findings in the case brought by the Department of Justice (above). The court has set a trial date of October 25, 2010.

Tremblay, et al. v. Philip Morris Incorporated, Superior Court, Rockingham County, New Hampshire, filed March 29, 2002. The case has been consolidated with another “Lights/Ultra Lights” case and has been informally stayed.

Exhibit 99.1

Pearson v. Philip Morris Incorporated, et al., Circuit Court, Multnomah County, Oregon, filed November 20, 2002. In October 2005, plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Oregon was denied. In addition, PM USA’s motion for summary judgment with respect to reliance “from the time that plaintiff learned of the alleged fraud and continued to purchase Lights” cigarettes was granted. In November 2005, plaintiffs filed a motion with the trial court to have its order denying class certification certified for interlocutory appellate review. In March 2006, plaintiffs petitioned the Oregon Court of Appeals to review the trial court’s order denying plaintiffs’ motion for class certification. In October 2006, the Oregon Court of Appeals denied plaintiffs’ petition for review. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption. In September 2007, the district court granted PM USA’s motion for summary judgment based on express preemption under the Federal Cigarette Labeling and Advertising Act, and plaintiffs appealed this dismissal and the March 2006 class certification denial to the Oregon Court of Appeals. In February 2008, the parties filed a joint motion to hold the appeal in abeyance pending the United States Supreme Court’s decision in Good, which motion was denied.

Virden v. Altria Group, Inc., et al., Circuit Court, Hancock County, West Virginia, filed March 28, 2003.

Stern, et al. v. Philip Morris USA, Inc., et al., Superior Court, Middlesex County, New Jersey, filed April 4, 2003. In March 2006, the court granted PM USA’s motion to strike plaintiffs’ class certification motion, and plaintiffs filed a motion for reconsideration. A renewed motion for class certification was denied in November 2007.

Arnold, et al. v. Philip Morris USA Inc., Circuit Court, Madison County, Illinois, filed May 5, 2003.

Watson, et al. v. Altria Group, Inc., et al., Circuit Court, Pulaski County, Arkansas, filed May 29, 2003. In January 2006, the court stayed all activity in the case pending the resolution of plaintiffs’ petition for writ of certiorari filed with the United States Supreme Court. In June 2007, the United States Supreme Court reversed the lower court rulings that denied plaintiffs’ motion to have the case heard in a state, as opposed to federal, trial court. The Supreme Court rejected defendants’ contention that the case must be tried in federal court under the “federal officer” statute. The case was remanded to the state trial court in Arkansas.

Holmes, et al. v. Philip Morris USA Inc., et al., Superior Court, New Castle County, Delaware, filed August 18, 2003. In June 2006, PM USA filed a motion for summary judgment on preemption and consumer protection statutory exemption grounds. PM USA later withdrew this motion, but on April 22, 2009, PM USA filed a renewed motion for summary judgment on consumer protection statutory exemption grounds.

El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004. Hearings on plaintiffs’ motion for class certification were held in November and December 2008.

Schwab, et al. v. Philip Morris USA Inc., et al., United States District Court, Eastern District of New York, filed May 11, 2004. See Note 13. Contingencies, for a discussion of this case.

Miner, et al. v. Altria Group, Inc., et al., Circuit Court, Franklin County, Arkansas, filed December 29, 2004. In December 2005, plaintiffs moved for certification of a class composed of individuals who purchased Marlboro Lights or Cambridge Lights brands in Arizona, California, Colorado and Michigan. PM USA’s motion for summary judgment is pending. After the motion was filed, plaintiffs moved to voluntarily dismiss the case without prejudice, which PM USA opposed. The court then stayed the action pending the United States Supreme Court’s ruling on plaintiffs’ petition for writ of certiorari in Watson, described above. In July 2007, the case was remanded to a state trial court in Arkansas. In August 2007, plaintiffs renewed their motion for class certification. In October 2007, the court denied PM USA’s motion to dismiss the case on procedural grounds and the court entered a case management order.

Mulford, et al. v. Altria Group, Inc., et al., United States District Court, New Mexico, filed June 9, 2005. On March 16, 2007, the federal district court granted in part PM USA’s motion for summary judgment, ruling that plaintiffs’ claims of fraudulent concealment, failure to warn and warning neutralization are expressly preempted by the Federal Cigarette Labeling and Advertising Act. The court otherwise denied PM USA’s motion for summary judgment on express preemption under the Federal Cigarette Labeling and Advertising Act, implied federal preemption and the statutory exemption from liability under the New Mexico Unfair Practices Act, with respect to

Exhibit 99.1

plaintiffs’ claims that PM USA made false statements about “Lights” cigarettes on its packages. On March 30, 2007, PM USA filed a motion for reconsideration of the part of the court’s order denying PM USA’s motion for summary judgment. In March 2007, the federal district court denied plaintiffs’ amended motion for class certification. In June 2007, plaintiffs renewed their motion for class certification, which motion was denied by the federal district court on March 30, 2009, with leave to file a new motion for class certification.

Good, et al. v. Altria Group, Inc., et al., United States District Court, Maine, filed August 15, 2005. In May 2006, the federal trial court granted PM USA’s motion for summary judgment on the grounds that plaintiffs’ claims are preempted by the Federal Cigarette Labeling and Advertising Act and dismissed the case. In June 2006, plaintiffs appealed to the United States Court of Appeals for the First Circuit. In August 2007, the United States Court of Appeals for the First Circuit vacated the district court’s grant of PM USA’s motion for summary judgment in the Good case on federal preemption grounds and remanded the case to district court. The district court stayed proceedings pending the ruling of the United States Supreme Court on defendants’ petition for a writ of certiorari, which was granted in January 2008. The United States Supreme Court heard oral argument in October 2008. In December 2008, the United States Supreme Court ruled that plaintiffs’ claims are not barred by federal preemption. Although the Supreme Court rejected the argument that the FTC’s actions were so extensive with respect to the descriptors that the state law claims were barred as a matter of federal law, the Supreme Court’s decision was limited: it did not address the ultimate merits of plaintiffs’ claim, the viability of the action as a class action, or other state law issues. In February 2009, the United States Court of Appeals for the First Circuit remanded Good to the district court for further proceedings. Stays entered in various “Lights” cases pending Good have been lifted.

Tang v. Philip Morris USA, Inc., United States District Court, Eastern District, New York, filed December 17, 2008.

Goins, et al. v. Philip Morris USA Inc. et al., United States District Court, Northern District, Illinois, filed December 23, 2008. The case was removed to federal court. On February 23, 2009, defendants moved to dismiss the complaint.

Tyrer, et al. v. Philip Morris USA Inc. et al., United States District Court, Southern District, California, filed January 14, 2009.

Salazar v. Philip Morris USA Inc. et al., United States District Court, Southern District, Texas, filed February 5, 2009.

Boyd, et al. v. Phillip Morris USA Inc. et al., United States District Court, Southern District, Florida, filed February 10, 2009.

Fray v. Philip Morris USA Inc. et al., United States District Court, Colorado, filed February 17, 2009.

Domaingue, et al. v. Philip Morris USA Inc. et al., United States District Court, Eastern District, New York, filed March 19, 2009.

CERTAIN OTHER TOBACCO-RELATED ACTIONS

The following lists certain other tobacco-related litigation pending against Altria Group, Inc. and/or its various subsidiaries and others as of May 1, 2009, and describes certain developments since February 27, 2009.

Tobacco Price Cases

Smith, et al. v. Philip Morris Companies Inc., et al., District Court, Seward County, Kansas, filed February 9, 2000. In November 2001, the court granted plaintiffs’ motion for class certification. The case is pending; there is no trial date.

Romero, et al. v. Philip Morris Companies Inc., et al., First Judicial District Court, Rio Arriba County, New Mexico, filed April 10, 2000. Plaintiffs’ motion for class certification was granted in April 2003. In February 2008, the New Mexico Court of Appeals affirmed the class certification decision. In June 2006, defendants’ motion for

Exhibit 99.1

summary judgment was granted and the case was dismissed. Plaintiffs appealed the trial court’s grant of summary judgment. In November 2008, the New Mexico Court of Appeals reversed the summary judgment decision. On February 27, 2009, the New Mexico Supreme Court granted the petition for writ of certiorari filed by PM USA and other defendants.

Cases under the California Business and Professions Code

Brown, et al. v. The American Tobacco Company, Inc., et al., Superior Court, San Diego County, California, filed June 10, 1997. In April 2001, the court granted in part plaintiffs’ motion for class certification and certified a class comprised of residents of California who smoked at least one of defendants’ cigarettes between June 1993 and April 2001 and who were exposed to defendants’ marketing and advertising activities in California. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Sections 17200 and 17500 pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2004, the trial court granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing was denied. In November 2004, defendants filed a motion to decertify the class based on a recent change in California law, which, in two July 2006 opinions, the California Supreme Court ruled applicable to pending cases. In March 2005, the court granted defendants’ motion. In April 2005, the court denied plaintiffs’ motion for reconsideration of the order that decertified the class. In May 2005, plaintiffs appealed. In September 2006, the California Court of Appeal, Fourth Appellate District, affirmed the trial court’s order decertifying the class. In November 2006, the California Supreme Court accepted review of the appellate court’s decision. The California Supreme Court heard the appeal on March 3, 2009.

Gurevitch, et al. v. Philip Morris USA Inc., et al., Superior Court, Los Angeles County, California, filed May 20, 2004. See Note 13. Contingencies, for a discussion of this case.

Reynolds v. Philip Morris USA Inc., United States District Court, Southern District, California, filed September 20, 2005. See Note 13. Contingencies, for a discussion of this case.

MSA-Related Cases

As discussed further in Note 13. Contingencies, PM USA is a defendant in one case filed in California by an MSA-participating manufacturer that is not an original participating manufacturer. The action seeks declaratory relief under the MSA. As further discussed in Note 13. Contingencies, there are other cases in a number of states in which plaintiffs have challenged the MSA and/or legislation implementing it, but PM USA is not a defendant in these cases.

Possible Adjustments in MSA Payments for 2003, 2004, 2005, 2006 and 2007

See Note 13. Contingencies, for a description of these proceedings.

Ignition Propensity Cases

Sarro v. Philip Morris USA Inc., United States District Court, Massachusetts, filed December 20, 2007. Plaintiff contends that a Marlboro cigarette caused a fire that led to an individual’s death. Plaintiff seeks $250,000 for property damage and an unspecified amount in damages for wrongful death. PM USA’s motion to dismiss the case is pending.

Walker, et al. v. Philip Morris USA, Inc., et al., United States District Court, Western District, Kentucky, filed February 1, 2008. Plaintiffs are the representatives and heirs of nine of the ten individuals who died in a house fire allegedly caused by a Marlboro Lights cigarette. Plaintiffs seek unspecified amounts in actual damages, punitive damages and interest. In addition to PM USA, the defendants named in the complaint include Altria Group, Inc. In February 2009, the court, upon motion of the defendants, dismissed plaintiffs’ claims. Plaintiffs filed a notice of appeal on March 2, 2009.

Exhibit 99.1

Green v. PM USA, et al., Circuit Court, Colbert County, Alabama, filed April 7, 2009. Plaintiff is the representative of the estate of an individual whose death was caused by a fire allegedly arising from a cigarette.

Hallmark v. PM USA, et al., Circuit Court, Colbert County, Alabama, filed April 7, 2009. Plaintiff is the representative of the estate of an individual whose death was caused by a fire allegedly arising from a cigarette.

UST LITIGATION

The following lists certain actions pending against UST and/or its subsidiaries as of May 1, 2009.

Vassallo v. United States Tobacco Co., et al., Circuit Court of the Judicial District, Miami-Dade County, Florida, filed November 12, 2002.

In re Massachusetts Smokeless Tobacco Litigation, Superior Court of Massachusetts, Suffolk County, filed January 23, 2003. On April 29, 2009, USSTC entered into a settlement agreement to resolve this class action. The agreement remains subject to court approval.

Smokeless Tobacco Cases I—IV, Superior Court, State of California, San Francisco, filed March 25, 2003. On February 23, 2009, the California Court of Appeal dismissed the appeal of an individual class member who had objected to the class action settlement.

LaChance, et al. v. United States Tobacco Company, et al., Superior Court of New Hampshire, Strafford County, filed November 4, 2003. On April 2, 2009, the New Hampshire Supreme Court affirmed the order of the trial court approving the class action settlement.

Hill, et al. v. U.S. Smokeless Tobacco Company, Connecticut Superior Court, filed March 7, 2005.

Hunt v. United States Tobacco Co., et al., Court of Common Pleas, Philadelphia County, Pennsylvania, Civil Trial Division, filed February 23, 2006. On April 6, 2009, plaintiff filed a stipulation of dismissal with prejudice.